EXHIBIT (g)(4)

THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

No. ILI 56043A

AUTOMATIC YRT

REINSUR.ANCE AGREEMENT

(the “Agreement”)

Between

FARMERS NEW WORLD LIFE INSURANCE COMPANY

Mercer Island, Washington

(the “Ceding Company”)

and

Zurich Insurance Company Ltd

Mythenquai 2

CH 8022 Zurich, Switzerland

(the “Reinsurer”)

EFFECTIVE: January 1, 2010

TABLE OF CONTENTS

ARTICLE 1 PREAMBLE	5

1.1 PARTIES TO THIS AGREEMENT	5
1.2 COMPLIANCE	5
1.3 CONSTRUCTION	5
1.4 ENTIRE AGREEMENT	5
1.5 SEVERABILITY	5
1.6 WAIVER	6

ARTICLE 2 AUTOMATIC REINSURANCE	7

2.1 GENERAL CONDITIONS	7
2.2 RETAINED AMOUNTS	7
2.3 EXPENSE OF ORIGINAL POLICY	7

ARTICLE 3 FACULTATIVE REINSURANCE	8

ARTICLE 4 COMMENCEMENT OF LIABILITY	9

4.1 AUTOMATIC REINSURANCE	9
4.2 FACULTATIVE REINSURANCE
4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT	9

ARTICLE 5 PREMIUM ACCOUNTING	10

5.1 PREMIUMS	10
5.2 PAYMENT OF PREMIUMS	10
5.3 DELAYED PAYMENT	10
5.4 FAILURE TO PAY PREMIUMS	10
5.5 PREMIUM RATE GUARANTEE	11

ARTICLE 6 POLICY REDUCTIONS, TERMINATIONS AND CHANGES	12

6.1 REDUCTIONS AND TERMINATIONS	12
6.2 INCREASES	12
6.3 RISK CLASSIFICATION CHANGES	13
6.4 REINSTATEMENT	13
6.5 NONFORFEITURE BENEFITS	13

ARTICLE 7 EXCHANGES AND REPLACEMENTS	15

7.1 NOTIFICATION AND PLACEMENT	15
7.2 PREMIUMS	15
7.3 INCREASES IN AMOUNT	15
7.4 FACULTATIVE CONSIDERATIONS
7.5 ACCELERATED BENEFITS	15

ARTICLE 8 POLICY RESCISSION	16

ARTICLE 9 CLAIMS	17

9.1 COVERAGE	17
9.2 NOTICE	17
9.3 PROOFS	17
9.4 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS	17
9.5 DISPUTED CLAIMS	17
9.6 CLAIM EXPENSES	18
9.7 MISREPRESENTATION OR SUICIDE	18
9.8 MISSTATEMENT OF AGE OR GENDER	18
9.9 EXTRA-CONTRACTUAL DAMAGES	18

ARTICLE 10 RETENTION LIMIT CHANGES	19

ARTICLE 11 RECAPTURE	20

11.1 RECAPTURE ELIGIBILITY REQUIREMENTS	20
11.2 INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION	21

ARTICLE 12 SPECIAL TERMINATION	22

ARTICLE 13 GENERAL PROVISIONS	24

13.1 CURRENCY	24
13.2 PREMIUM TAX
13.3 INSPECTION OF RECORDS	24
13.4 FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES	24
13.5 ANTI-MONEY LAUNDERING	24
13.6 INTEREST RATE FOR BALANCES IN DEFAULT	24

ARTICLE 14 TAXES, EXPENSES AND RESERVE CREDIT FOR REINSURANCE CEDED	26

14.1 TAXES AND EXPENSES	26
14.2 RESERVE CREDIT FOR REINSURANCE CEDED	26

ARTICLE 15 OFFSET	27

ARTICLE 16 INSOLVENCY	28

16.1 INSOLVENCY OF A PARTY TO THIS AGREEMENT
16.2 INSOLVENCY OF THE CEDING COMPANY

ARTICLE 17 ERRORS AND OMISSIONS	29

ARTICLE 18 ARBITRATION	30

18.1 GENERAL	30
18.2 NOTICE
18.3 PROCEDURE
18.4 ARBITRATION COSTS
18.5 SITE OF ARBITRATION
18.6 ARBITRATION SETTLEMENT

ARTICLE 19 SERVICE OF SUIT	33

ARTICLE 20 DURATION OF AGREEMENT	33

ARTICLE 21 REPRESENTATIONS AND WARRANTIES	35

ARTICLE 22 CONFIDENTIALITY	36

ARTICLE 23 ASSIGNMENT AND TRANSFER	38

ARTICLE 24 NOTICES	39

ARTICLE 25 DEFINITIONS	40

ARTICLE 26 EXECUTION	43

EXHIBIT A RETENTION SCHEDULE OF THE CEDING COMPANY	44

A. LIFE INSURANCE	44

EXHIBIT B BUSINESS COVERED	45

EXHIBIT C BINDING LIMITS	46

C.1 REINSURER’S SHARE	46
C.2 AUTOMATIC BINDING LIMITS	46
C.3 JUMBO LIMITS	46
C.4 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT	46
C.5 AGE LIMITS	46

EXHIBIT D REINSURANCE PREMIUMS, RESERVING AND VALUATION BASIS	47

D.1 BASE PLAN PARAMETERS	47
D.2 AGE BASIS	47
D.3 POLICY FEES	48
D.4 SUBSTANDARD RATINGS	48
D.5 FLAT EXTRAS	48
D.6 RIDERS AND BENEFITS	48
D.7 RESERVING
D.8 VALUATION BASIS

EXHIBIT D RATE SCHEDULE 1	49

EXHIBIT E SELF-ADMINISTERED REPORTING	53

E.1 REPORTING REQUIREMENTS	53
E.2 BUSINESS REPORTED ELECTRONICALLY	53
E.3 STATEMENT SPECIFICATIONS	54
E.4 POLICY EXHIBIT	55
E.5 ACCOUNTING SUMMARY	56

EXHIBIT F - APPLICATION FOR FACULTATIVE REINSURANCE	57

EXHIBIT G - ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES

EXHIBIT H - ACCELERATED BENEFIT RIDER

ARTICLE 1 PREAMBLE

1.1 PARTIES TO THIS AGREEMENT

This Agreement is a yearly renewable term agreement for indemnity reinsurance solely between the Ceding Company and the Reinsurer (each a “party” and collectively the “parties” to the Agreement”).

The acceptance of risks under this Agreement create no right or legal relationship between the Reinsurer and the Insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement binds the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2 COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that Ceding Company is found to be in non-compliance with any such law or regulation, the Agreement remains in effect and the Ceding Company will seek to remedy the non-compliance.

1.3 CONSTRUCTION

The laws of the state of Washington govern the construction and obligations created under this Agreement.

1.4 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured under this Agreement. There are no understandings between the parties other than as expressed in this Agreement. Except as provided elsewhere in this Agreement, any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by all parties.

1.5 SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

1.6 WAIVER

Either party may waive its rights by choosing not to enforce nor insist upon the strict adherence to any provision or right under this Agreement. To be an effective waiver of rights, the party making the waiver must provide to the other party a written signed notice of the waiver. The notice of waiver may not be considered to be a permanent waiver of such provision or right nor in any way affect the validity of this Agreement. The party making the waiver still has the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future.

ARTICLE 2 AUTOMATIC REINSURANCE

2.1 GENERAL CONDITIONS

On and after the Effective Date of this Agreement, the Ceding Company will automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.

The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:

(a) the Ceding Company keeps its Quota Share Retention, as specified in Exhibit A;

(b) the Ceding Company applies the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the request for proposal submission material submitted by the Ceding Company and subsequent correspondence on any Material Changes consented to in writing by the Reinsurer;

(c) the risk is a legal permanent resident of the United States or its territories, or is a person that resides in the United States or its territories on a permanent basis, for at least the preceding 12 months, and intends to continue residing in the United States or its territories on a permanent basis, but are not citizens and do not yet have their alien registration receipt card;

(d) the total of the Ultimate Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit C;

(e) the amount of life insurance in force in all companies, including any coverage to be replaced, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C;

(f) the application is on a life that has not been submitted Facultatively to the Reinsurer or any other Reinsurer within the last 3 years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

2.2 RETAINED AMOUNTS

The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to and agreement of the Reinsurer.

2.3 EXPENSE OF ORIGINAL POLICY

The Ceding Company bears the expense of all medical examinations, inspection fees and other charges incurred in connection with the Original Policy.

ARTICLE 3 FACULTATIVE REINSURANCE

Not applicable under this Agreement.

ARTICLE 4 COMMENCEMENT OF LIABILITY

4.1 AUTOMATIC REINSURANCE

For Automatic reinsurance, the Reinsurer’s liability commences at the same time as the Ceding Company’s liability.

4.2 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer’s share of amounts within the Conditional Receipt or Temporary Insurance Agreement specified in Exhibit C. The Reinsurer accepts liability for its share of coverage under the Conditional Receipt of Temporary Insurance Agreement provided that:

a.	the Reinsurer reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement;

b.	the risk is eligible for Automatic reinsurance under this Agreement; and

c.	the Ceding Company including its agents or representatives followed the Ceding Company’s normal cash-with-application procedures for such coverage.

ARTICLE 5 PREMIUM ACCOUNTING

5.1 PREMIUMS

Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D. The rates apply to the Reinsured Net Amount at Risk.

5.2 PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within 30 days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit E, showing reinsurance premiums due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement.

5.3 DELAYED PAYMENT

If premium balances remain unpaid for more than 60 days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge Interest from the end of the reporting period. Interest will be calculated using the Index specified in Article 13.

5.4 FAILURE TO PAY PREMIUMS

Ceding Company’s payment of reinsurance premiums is a condition precedent to Reinsurer’s liability for business covered under this Agreement. In the event that reinsurance premiums are not paid within 60 days after they are due pursuant to Article 5 2 above, the Reinsurer has the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company 90 days written notice of its intention by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the 90 day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Subject to the Reinsurer’s approval, terminated reinsurance may be reinstated within 30 days of the date of termination upon payment of all reinsurance premiums, including accrued interest, in arrears. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the 90 day notice.

The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11 or to transfer the reinsured policies to another Reinsurer.

5.5 PREMIUM RATE GUARANTEE

Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of:

(1) the reinsurance premium rates specified in Exhibit D; or

(2) the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business.

The Reinsurer does not anticipate holding any deficiency reserves on the business reinsured under this Agreement.

The Reinsurer may raise YRT reinsurance premium rates for existing business only if it raises premium rates on all of the Reinsurer’s other YRT reinsurance business with all companies, except for any business on which the Reinsurer is contractually prohibited from raising rates.

If the Reinsurer increases its premium rates for existing business, the Ceding Company may recapture the business affected, in whole or in part, with no recapture fee. In any event, the Reinsurer may not increase rates for either new or existing business until it has given 180 days advance written notice to the Ceding Company. The Reinsurer’s rate increase or the Ceding Company’s recapture, as applicable, takes effect on the anniversary of each policy covered by this Agreement following the 180 day notice period.

ARTICLE 6 POLICY REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change consider adjusted reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any change within 90 days from the effective date of the change.

6.1 REDUCTIONS AND TERMINATIONS

In the event of reduction, lapse, or termination of a Policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. The Reinsurer must refund any unearned reinsurance premiums net of all allowances. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.

For reductions, the Reinsurance Death Benefit on the life with all reinsurers reduces, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined in Exhibit A. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved. The reinsurance reduction applies first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy.

If there is a lapse, termination or reduction on a policy reinsured under this Agreement where FuIl Retention is held on a life, the ceding Company will reduce the reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the amount reinsured, the reinsurance on the policy or policies will be terminated.

6.2 INCREASES

(a) Noncontractual Increases

If the Initial Death Benefit increases as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with the Ceding Company’s underwriting guidelines, practices, and procedures for risk selection provided or made available to the Reinsurer.

The increases are “new reinsurance” under this Agreement. The Reinsurer’s approval is required lf the Original Policy was reinsured on a Facultative basis or if the new amount will cause the Reinsurance Death Benefit on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C.

The Ceding Company and the Reinsurer share the increased amount proportionately. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding Limits or Jumbo Limits shown in Exhibit C. If the increase is Facultative, the Ultimate Amount of reinsurance may not exceed the amount included in the Facultative offer.

Premiums for the additional reinsurance are based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase.

(b) Contractual Increases

Reinsurance of increases in amount resulting from contractual policy provisions are based on the issue age, mortality rating, underwriting class and duration from issue of the Original Policy.

The Ceding Company and the Reinsurer share the increased amount proportionately. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding or Jumbo Limits shown in Exhibit C. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

Any change in the Policy Net Amount at Risk due to changes in the Policy’s cash value or account value will be shared proportionately between the Ceding Company and all reinsurers.

6.3 RISK CLASSIFICATION CHANGES

If the policyholder requests a substandard table rating reduction or removal of a flat extra, the Ceding Company will underwrite the requested change in accordance with the Ceding Company’s underwriting guidelines, practices, and procedures for risk selection provided or made available to the Reinsurer.

6.4 REINSTATEMENT

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously disclosed to the Reinsurer. Any policy originally reinsured with the Reinsurer on a Facultative basis which has been in a lapsed status for more than 90 days will be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

6.5 NONFORFEITURE BENEFITS

(a) Extended Term

If the Original Policy lapses and extended term insurance is elected under the terms of the policy, reinsurance continues on the same basis as under the Original Policy until the expiration of the extended term period.

(b) Reduced Paid Up

If the Original Policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured reduces in accordance with the procedures outlined in Article 6.1.

ARTICLE 7 EXCHANGES AND REPLACEMENTS

7.1 NOTIFICATION AND PLACEMENT

If a policy reinsured under this Agreement is exchanged to or replaced by a plan reinsured under this Agreement, the Ceding Company will notify the Reinsurer within 90 days after the effective date of the exchange or replacement. A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with the Ceding Company’s underwriting guidelines, practices, and procedures for risk selection provided or made available to the Reinsurer.

Exchanges or replacements of policies previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer in an amount not to exceed the original Reinsured Net Amount at Risk, unless such exchanges or replacements are issued as New Business.

Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are exchanged to or replaced by a plan covered under this Agreement are not to be reinsured under this Agreement unless such conversion, exchange or replacement is New Business.

7.2 PREMIUMS

If the New Plan is reinsured by the Reinsurer, either under this Agreement or under a different agreement, reinsurance premium rates for the resulting New Policy will be those contained in the agreement that covers the New Plan. If the agreement including the new rates requires policy fees, then they will also apply to the New Policy. However, if the Reinsurer does not reinsure the New Plan, reinsurance premiums will be the rates shown in Exhibit D. Reinsurance Premiums for the New Policy will be based on the original issue age, underwriting class and duration since the issuance of the Original Policy.

7.3 INCREASES IN AMOUNT

If the New Policy is issued with an increase in the initial Death Benefit, then the provisions of Article 6.2 apply to the increased amount.

7.4 ACCELERATED BENEFITS

Any residual Reinsured Net Amount at Risk post-acceleration may not be converted, exchanged or replaced.

ARTICLE 8 POLICY RESCISSION

If it is determined that a policy reinsured under this Agreement should be rescinded due to misrepresentation by the policyholder or the Insured, the Reinsurer must pay its share of reasonable investigation and legal expenses connected with the rescission action.

The Reinsurer is not liable for reimbursing the Ceding Company for routine expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 CLAIMS

9.1 COVERAGE

Claims covered under this Agreement are for the plans and any additional benefits specified in Exhibit B.

9.2 NOTICE

The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement.

9.3 PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the Insured’s death certificate and a copy of the claimant’s statement. The Reinsurer may request, and the Ceding Company will send in response to such request, all documents in connection with any claim reinsured under this Agreement.

9.4 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives notice and proofs as described above, the Reinsurer must promptly pay its Proportionate Share of all payable claims eligible for coverage under this Agreement.

The maximum Reinsured Net Amount at Risk payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer plus the Reinsurer’s Proportionate Share of the interest on the death proceeds through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy. This amount must be paid by the Reinsurer to the Ceding Company in one lump sum regardless of the Ceding Company’s settlement options.

Additionally, the Reinsurer must pay its Proportionate Share of accelerated benefits paid by the Ceding Company.

9.5 DISPUTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement. Unless it declines to be a Party to such action, the Reinsurer must pay its Proportionate share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its Proportionate Share of claim investigation fees paid to a third party, except as specified below.

If the Reinsurer declines to be a party to the contest, compromise or litigation, it must pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. The Reinsurer will also pay its Proportionate Share of covered expenses incurred to the date the Reinsurer notifies the Ceding Company it declines to be a party.

9.6 CLAIM EXPENSES

The Reinsurer must pay its Proportionate Share of reasonable claim investigation and legal expenses connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above. If the Reinsurer has discharged its liability, the Reinsurer will not liable for ongoing expenses associated with the claim.

The Reinsurer is not liable for reimbursing the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7 MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the lnsured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8 MISSTATEMENT OF AGE OR GENDER

In the event of a change in the amount of the Ceding Company’s liability on a policy due to a misstatement of age or gender, the Reinsurer’s liability on its Proportionate Share changes as follows: the Reinsured Net Amount at Risk will be adjusted from the inception of the original Policy, and any difference will be settled without interest.

9.9 EXTRA-CONTRACTUAL DAMAGES

In no event will the Reinsurer be liable for any Extra-Contractual obligations awarded against the Ceding Company as a result of any act, omission or course of conduct committed solely by the Ceding Company, its agents or representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

ARTICLE 10 RETENTION LIMIT CHANGES

If the Ceding Company changes its retention limits as shown in Exhibit A, it will provide the Reinsurer with prompt written notice of the intended changes.

A change to the Ceding Company’s retention limits does not affect Policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company’s retention limit will not increase the Automatic Binding Limits.

ARTICLE 11 RECAPTURE

11.1 RECAPTURE ELIGIBILITY REQUIREMENTS

Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A the Ceding Company will notify the Reinsurer of its intent to recapture to the new retention limits. If the Ceding Company has maintained its Maximum Retention per Life for the plan and the Insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

a.	the Ceding Company must give the Reinsurer 90 days written notice prior to its intended date of the commencement of recapture;

b.	the reduction of reinsurance on affected policies becomes effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction may be made until a policy has been in force for at least 20 years, for policies where the corporate maximum dollar retention was held at issue, up to the then current increased retention;

c.	if any policy reinsured on the life is recaptured, all policies reinsured on the life that are eligible for recapture under the provisions of this Article must be recaptured up to the Ceding Company’s new Maximum Retention Per Life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life (the Ceding Company may not revoke its election recapture for policies becoming eligible at future anniversaries); and

d.	no recapture will be made unless the Ceding Company retained its corporate maximum dollar limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business nor in any classes of risks for which the Ceding Company established special retention limits less than the Ceding Company’s Maximum Retention Per Life for the plan, age, and mortality rating at the time the policy was issued.

lf portions of a policy reinsured under this Agreement have been reinsured with more than one Reinsurer the Ceding Company will allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new Maximum Retention Per Life had been in effect at the time of issue.

The amount of reinsurance eligible for recapture is based on the Reinsured Net Amount at Risk as of the date of recapture. For a policy issued as a result of exchange, conversion or re-entry, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration for the purpose of recapture will be measured from the effective date of the reinsurance on the Original Policy.

If there is any residual Reinsured Net Amount at Risk post-accelerated benefit claim, the policy will not be recaptured.

After the effective date of recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

11.2 INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION

Whenever the Ceding Company increases its first dollar Quota Share Retention for New Bsusiness as set forth in Exhibit A, recapture will not be allowed under this Agreement unless by written consent of the Reinsurer.

ARTICLE 12 SPECIAL TERMINATION

If the Reinsurer experiences any of the following events and any such event remains unremedied, then the Company may terminate this Agreement for new business.

(a) Insolvency; or

(b) Loss of License and Failure to provide security. lf the Ceding Company loses statutory reserve credit in part or in total due to a failure by the Reinsurer to maintain in effect a letter of credit as described in this Agreement or, if no letter of credit, a required license in the Ceding Company’s state of domicile (a “Reserve Credit Event”), then, subject to the Reinsurer’s rights of cure, the parties will take the steps specified below. The party with knowledge of the Reserve Credit Event must notify te other party.

Upon notification of the occurrence of a Reserve Credit Event, the Reinsurer will have the right to cure the Reserve Credit Event in a manner that eliminates the need for or enables the Ceding Company to continue to receive statutory reserve credit in its state of domicile for the reinsurance ceded under this Agreement. The Ceding Company may not unreasonably deny any cure proposal presented by the Reinsurer. Without limiting potential cure options, the Reinsurer’s cure may be implemented by:

(a) Modifying the settlement terms o{ this Agreement to provide for monthly settlements in arrears during the pendency of the Reserve Credit Event; or

(2) Modifying the settlement terms of this Agreement during the Reserve Credit Event to provide for settlements on a funds withheld basis during the pendency of the Reserve Credit Event;

(3) Transferring the reinsurance provided under this Agreement to another reinsurer by assignment of this Agreement or otherwise, provided that the alternative reinsurer has an A,M. Best rating of (A) or better at the time of the transfer, that the alternative reinsurer accepts transfer by assignment of this Agreement (and all amendments) without any material modification to the substantive terms of the Agreement, and the Ceding Company is able to take statutory reserve credit; or

(4) A combination of the foregoing or comparable approaches.

lf the Reserve Credit Event is not cured as set forth above within 45 days of notice of a Reserve Credit Event, then the Reinsurer must establish and maintain collateral permitting the Ceding Company to receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement during the pendency of the Reserve Credit Event.

Company’s Limited Right of Recapture in Event of Special Termination

lf the Reinsurer experiences a Reserve Credit Event, and any such event remains unremedied, then the Ceding Company may terminate this Agreement for new business and recapture all business ceded under this Agreement.

In the event of recapture pursuant to this Section,

(a) The Ceding Company will give the Reinsurer notice of its election to recapture by certified or registered mail, return receipt requested, at least 90 days in advance of the intended date of recapture;

(b) The recapture will become effective on the last day of the 90 day notice period (the “Recapture Date”);

(c) All policies reinsured under this Agreement must be recaptured; and

(d) lf the Ceding Company elects to recapture reinsurance under this provision, the appropriate amount of benefit reserves to be held in respect of the reinsured amounts being recaptured will be paid by the party with the positive balance, determined as of the effective date of the recapture, based on U.S, generally accepted accounting principles (“GAAP”) consistent with FASB Statement 60 computed using original pricing assumptions without provision for adverse deviation, less any amount of unamortized deferred acquisition cost assets related thereto and excluding any provisions for adverse deviations or similar deficiency or special reserves, net of outstanding balances.

ARTICLE 13 GENERAL PROVISIONS

13.1 CURRENCY

All payments and reporting by all parties under this Agreement will be made by the parties in United States dollars.

13.3 INSPECTION OF RECORDS

The Reinsurer and the Ceding Company, or their duly authorized representatives,have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These parties will make these documents subject to the inspection available during normal office hours to a representative of the company (who will be named in advance). Notification of such visit should be given 2 weeks in advance and even in urgent cases at least 48 hours in advance.

13.4 FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES

The Ceding Company affirms that it has supplied the Reinsurer with the underwriting guidelines, issue rules and policy forms applicable to the policies reinsured under this Agreement. Further, the Ceding Company affirms that it follows claims handling Practices and procedures which are standard and customary to the life insurance industry.

The Ceding Company will promptly notify the Reinsurer of any proposed Material Changes in its underwriting guidelines, issue rules, policy forms and claims practices and procedures. This Agreement will not extend to policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept policies subject to the Material Change.

It is the Ceding Company’s responsibility to ensure that its practice and applicable forms are in compliancy with current Medical Information Bureau (MlB) guidelines.

13.5 ANTI-MONEY LAUNDERING

The Ceding Company has established and will maintain Policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

13.6 INTEREST RATE FOR BALANCES IN DEFAULT

The Reinsurer reserves the right to charge interest at the prime rate plus 2% as stated in the Wall Street Journal on the 1st business day in January prior to the due date of the premium when:

a.	renewal premiums are not paid within 60 days of the due date; or

b.	premiums for New Business are not paid within 120 days of the date the policy is issued.

ARTICLE 14 TAXES, EXPENSES AND RESERVE CREDIT FOR REINSURANCE CEDED

14.1 TAXES AND EXPENSES

a.	State Premium Taxes. The Reinsurer is not responsible for reimbursing the Ceding Company for state premium taxes the latter may be required to pay on reinsurance ceded.

b.	Other taxes, allowances, or expense , if any, will be paid by the Reinsurer to the Ceding Company for any reinsured policy, as specifically referred to in this Agreement,

14.2 RESERVE CREDIT FOR REINSURANCE CEDED

This Article applies only where a letter of credit (or other form of security) is required in accordance with the laws applicable to the Ceding Company to enable it to take reserve credit for reinsurance ceded.

(a) The Reinsurer agrees to hold its proportionate share of reserves ceded under this Agreement. Such reserves include:

(1) Policy Reserves as applicable,

(2) Pending Claim Reserves,

(3) Incurred But Not Reported Reserves (IBNR)

(b) The Reinsurer’s obligation, as listed in paragraph (a) above, must be secured by providing the Ceding Company with a Clean, Irrevocable and Unconditional Letter of Credit with respect to amounts recoverable under this Agreement in accordance with the following provisions:

(1) The Letter of Credit must be issued by an independent banking institution selected by the Reinsurer and reasonably acceptable to the Ceding Company;

(2) The rights and duties of the Ceding Company and the Reinsurer must be set forth in the Letter of Credit in accordance with the insurance laws and regulations of the Ceding Company’s state of domicile; and

(3) The Reinsurer and the Ceding Company agree that the Letter of Credit provided by the Reinsurer pursuant to this Agreement may be drawn upon at any time, notwithstanding any other provisions in the Agreement, and be utilized by the Ceding Company or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company for the following purposes:

(i)	To reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

(ii)	To reimburse the Ceding Company for the Reinsurer’s share of benefits or losses paid by the Ceding Company under the terms and provisions of the policies reinsured under this Agreement;

(iii)	To fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for policies ceded under this Agreement. Such amounts shall include, but not be limited to, amounts for Policy Reserves, reserves for claim losses and losses incurred but not reported (IBNR reserves), loss adjustment expenses, and unearned premiums; or

(iv)	To pay the Ceding Company other amounts as due from the Reinsurer under this Agreement.

All of the foregoing will be applied without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

The Ceding Company agrees to immediately return to the Reinsurer any amounts withdrawn that are in excess of the actual amounts required for (i), (ii), and (iii) above, or in the case of (iv) such amounts ultimately determined to be due under the Agreement. In addition, the Ceding Company will credit the account established in paragraph (iii) above with interest earned on amounts withdrawn and held pursuant to items (iii) and (iv) above. The interest rate charged is equal to the Prime Rate of interest as published in the Wall Street Journal. The Prime Rate is determined on the first business day of each month in which interest is payable.

4. Each year prior to December 1, the Ceding Company will provide the Reinsurer the information necessary for the Reinsurer to provide the Ceding Company the annual Letter of Credit before December 31.

The cost for annual Letters of Credit will be borne by the Reinsurer.

5. The Reinsurer agrees to adjust the Letter of Credit, at the Reinsurer’s expense, upon special request by the Ceding Company.

ARTICLE 15. OFFSET

Any debt or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement are mutual debts or credits and may be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement.

The right of offset is not affected or diminished because of the insolvency of either party.

ARTICLE 16. INSOLVENCY

A party to this Agreement is “insolvent” when it:

(a)	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;

(b)	Is adjudicated as bankrupt or insolvent;

(c)	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

(d)	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

Ceding Company:

In the event of the insolvency of the Ceding Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Ceding Company or to its Authorized Representative on the basis of the liability of the Ceding Company for benefits under the Reinsured Policies without diminution because of the insolvency of the Ceding Company.

The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructure of the Policies that are not otherwise expressly covered by this Agreement. The Ceding Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Ceding Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its Authorized Representative.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Ceding Company.

Reinsurer:

In the event of the insolvency of the Reinsurer, the Ceding Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, in the event of the insolvency of the Reinsurer, the Ceding Company may provide the Reinsurer or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the Reinsured Policies. The effective date of a recapture due to insolvency will be at the election of the Ceding Company but may not be earlier than the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. If the Ceding Company elects to recapture reinsurance under this Article, the appropriate amount of benefit reservesto be held in respect of the reinsured amounts being recaptured will be paid by the party with the positive balance, determined as of the effective date of the recapture, based on U.S. generally accepted accounting principles (“GAAP”) consistent with FASB Statement 60 computed using original pricing assumption without provision for adverse deviation, less an amount of unamortized deferred acquisition cost assets related thereto and excluding any provisions for adverse deviations or similar deficiency or special reserves, net of outstanding balances.

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect’

ARTICLE 17 ERRORS AND OMISSIONS

If either the Ceding Company or Reinsurer fails to perform an obligation under this Agreement and such failure is the result of an Error on the part of the Ceding Company or Reinsurer, the party making the error will correct it so that the parties are restored to the positions they would have occupied had no such Error occurred. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the Intent of the parties as evidenced by the Agreement.

This provision applies only to clerical Errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its Insured.

The Ceding Company and Reinsurer mutually agree that all Errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 18 ARBITRATION

As a condition to the parties’ right to arbitration under this Agreement, the Ceding Company or the Reinsurer must give written notification to the other party of any dispute relating to or arising from this Agreement. Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute must be promptly honored by the receiving party. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days. If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

Except with respect to disputes subject to the Expedited Dispute Resolution Process described below, if the Ceding Company and Reinsurer are unable to resolve any dispute arising from this Agreement, the matter will be referred to arbitration.

The arbitration will be conducted in accordance with the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the “Procedures”) available at www.arbitrationtaskforce.org, except as modified in this Article.

The arbitration will be held in New York City or another place as the parties may mutually agree. The arbitration will be conducted before a three person Panel qualified as:

(a) Current or former officers of life insurance or reinsurance companies, or

(b) Professionals with no less than 10 years of experience in or serving the life insurance or reinsurance industries.

The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at http://www.arias-us.org.

The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with the terms of this Agreement. The Panel does not have the authority to award punitive or exemplary damages.

The Panel must award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include monetary damages, revisions to the terms of the Agreement, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

The Panel must issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel must issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be final and binding upon the parties and their respective successors and assigns. Each party consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York or in any other court of competent jurisdiction.

Within 20 days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical, or computational errors in the award. The other party will be given 10 days to respond to the request. The panel must dispose of the request within 20 days of its receipt of such request and any response. The Panel is not empowered to re-determine the merits of any claim already decided,

Each party will:

(a) Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

(b) Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms and court reporters.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

Expedited Dispute Resolution Process

The parties agree that the following types of issues and disputes are subject to arbitration under the expedited procedures set forth in this Article:

(a) Any dispute regarding the obligations of the parties with respect to a single Reinsured Policy, regardless of the amount in controversy; or

(b) Any dispute in which the amount in controversy, exclusive of interest or costs, is less than $1 million.

Arbitration proceedings under this Article will be commenced as specified above, subject to the following changes:

The proceedings will be held before a single neutral umpire meeting the qualifications set forth above. If the parties are unable to agree on an umpire within 30 days following commencement of the action, the selection will be made pursuant to the Umpire Selection Procedure of the ARIAS-US Certified Arbitrators List available at www.ARlAS-US.org. No ex parte communication will be permitted with the umpire at any time prior to the conclusion of the proceedings.

Within 21 days from the date the selection of the umpire is agreed upon, the parties and umpire will conduct an organizational meeting by teleconference to familiarize the umpire with the dispute and to set a timetable for submission of briefs. There will be no discovery, and the dispute will be submitted on briefs and documentary evidence only, unless otherwise agreed by the parties or ordered by the umpire for good cause.

Within 30 days of submission of briefs by the parties, the umpire must render a written award which will be final and binding on the parties.

ARTICLE 19 SERVICE OF SUIT

a.	It is agreed that in the event the obligations under this Agreement are not performed by the Reinsurer at the request of the Ceding Company, the Reinsurer must submit to the jurisdiction of any court of competent jurisdiction within the United States and shall comply with all the requirements necessary to give that court jurisdiction. All matters arising under this Agreement must be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer must abide by the final decision of such court or of any appellate court in the event of an appeal, for any suit instituted against the Reinsurer under this Agreement.

b.	The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Ceding Company, give a written undertaking to the Ceding Company that the agent will enter a general appearance on behalf of the Reinsurer in the event such a suit is instituted.

c.	The Reinsurer designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of Washington, as its true and lawful agent for service of process (in addition to the above named agent), who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary arising out of this Agreement, and designates the above named as the person to whom the Ceding Company is authorized to mail such process or a true copy thereof.

ARTICLE 20 DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of newly issued policies by giving 90 days written notice of termination to the other party sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked. During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

Upon termination of this Agreement the reinsured policies in force run off until natural expiry unless agreed otherwise by the Ceding Company and the Reinsurer

ARTICLE 21 REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that it is solvent under the primary insurance regulatory authority in which the party does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a material change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company’s ownership or control.

ARTICLE 22 CONFIDENTIALITY

The parties are to keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

a)	The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;

b)	The information is independently developed by the recipient;

c)	The disclosure is, in the reasonable judgment of either party, required or deemed advantageous (in terms of pricing, ease of execution or otherwise) for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing;

a)	The disclosure is required by external auditors; or

b)	The disclosure is required by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Company, but shall not include the existence of this Agreement and the identity of the parties.

In addition, the Reinsurer and its representatives and service providers must protect the confidentiality and security of Non-Public Personal Information, as defined below, by:

a)	Holding all Non-Public Personal Information in strict confidence;

b)	Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and

c)	Disclosing and using Non-Public Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement, or purposes of retrocession, or as may be required or permitted by law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, ie., information that does not identify, or could not reasonably be associated with, an individual.

The Company will obtain, as required by law, appropriate consents from its insureds to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

ARTICLE 23 ASSIGNMENT AND TRANSFER

This Agreement may not be sold, assigned or transferred by either Party without the written approval of the other party. The provisions of this section are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

ARTICLE 24 NOTICES

The parties must provide official notices and communications under this Agreement in writing. A notice is deemed to be duly given within one day if sent by national overnight courier, facsimile or other suitable electronic means, or five days if sent by certified or registered mail, return receipt requested, as follows:

If to the Reinsurer:	If to the Ceding Company:
Zurich Insurance Company Ltd	Farmers New World Life Insurance
Company
Mythenquai 2	3003 77th Ave. S.E.
CH 8022 Zurich / Switzerland	Mercer Island, Washington 98040
Attn: General Counsel / GRe	Attn: Legal Department

ARTICLE 25 DEFINITIONS

Automatic - A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company’s underwriting.

Automatic Binding Limit - The amount specified in Exhibit C used to calculate the maximum Reinsurance Death Benefit that may be ceded as Automatic reinsurance.

Conditional Receipt - A provision included in some life insurance policies providing coverage from the date of the application to the date at which the policy is either issued or declined.

Effective Date of this Agreement - The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date are eligible for reinsurance coverage under this Agreement.

Error - A clerical mistake or oversight made inadvertently and excludes acts of judgment and all other forms of Intentional decision.

Extra contractual obligations - Damages awarded by a court against an insurer that go beyond coverage provided by the policy, typically for bad faith in dealing with the Insured or beneficiary.

Facultative - Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

Full Retention - The Initial face amount held by the Ceding Company shall be equal to the amount on their standard published retention schedule considering issue age, rating and place of residence. The amount to be retained considers all in force policies as of the date of issue on that life.

Initial Death Benefit - The face amount of the original Policy on the date of issue.

Insured - For purposes of this Agreement, an Insured is a person covered or seeking coverage under one of the plans or riders listed in Exhibit B.

Jumbo Limit - The maximum amount of coverage available on an individual life for Automatic reinsurance purposes. This amount includes all coverage in force, any coverage to be replaced and amounts currently applied for in all companies. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for Facultative review.

Material change - A change that is likely to impact the Reinsurer’s financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation or claims decision, reconsider or adjust reinsurance pricing, or take similar actions.

Maximum Retention Per Life - The maximum amount of risk that the Ceding company may hold on an individual insured according to their published retention schedule.

New Business - Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the original Policy, (2) pays the same commissions in the first year that it would have paid in absence of the original policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company.

New Plan - The plan to which the Original Policy is converted, exchanged or replaced.

New Policy - The policy issued resulting from a conversion, exchange or replacement of the Original Policy.

Original Policy - An insurance contract issued by the ceding Company on an Insured that is reinsured under this Agreement.

Policy Death Benefit - The death benefit payable on reinsurance under this Agreement.

Policy Net Amount at Risk - On the reinsurance premium renewal date, the Policy Death Benefit less either the terminal reserve or, in the case of interest sensitive policies, the accumulation account or cash value on the policy, such difference taken to the nearest dollar. The terminal reserve or cash value shall be disregarded if a policy is on either a level term plan of twenty (20) years or less or on a decreasing term plan. The basis for determining the Policy Net Amount at Risk may be modified with the consent of the Ceding Company and Reinsurer without the need for a formal amendment of the Agreement.

Professional Athlete - An individual who is a team member in any of the four major U.S. professional sports – National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

Proportionate Share - The percentage derived by dividing the Reinsurance Death Benefit by the Policy Death Benefit.

Quota share Retention - Specified percentage retention on every Policy up to the Full Retention on a life.

Reinsurance Death Benefit - The initial Death Benefit less the Retention on the policy times the percentage of Automatic reinsurance ceded to the Reinsurer as specified in Exhibit C. For Facultative reinsurance, the Reinsurance Death Benefit is that amount of the Initial Death Benefit for which the Ceding Company accepts the Reinsurer’s offer to reinsure.

Reinsured Net Amount at Risk - The percentage of Automatic Reinsurance ceded to the Reinsurer as specified in Exhibit C or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the policy.

Retention - The amounts specified in Exhibit A that is held by the Ceding Company at their own risk on a life without the benefit of proportional reinsurance. In calculating the retention, the sum retained by the Ceding Company on the life and in force as of the date of issue of the Policy shall be taken into account.

Temporary Insurance Agreement - Legal agreement between an insurer and a proposed insured that provides a guaranteed amount of temporary life insurance coverage for a specific period of time, usually the underwriting period.

Ultimate Amount - The projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form.

Yearly Renewable Term (YRT) - A form of life reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the Reinsured Net Amount at Risk and the duration from issue.

ARTICLE 26 EXECUTION

This Agreement is effective as of the date stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date. This Agreement may be executed in any number of counterparts, all of which taken together constitute one Agreement.

FARMERS NEW WORLD LlFE INSURANCE COMPANY		Zurich Insurance Company Ltd

Date:	12/24/2009	Date:	21/12/2009

By:	/s/ Ryan Larson	By:	/s/ Artur Falter
Head of Life Reinsurance Management

Attest:	/s/ Brian Kreger	Attest:	/s/ Markus Meier
Head of Reinsurance Management

EXHIBIT A RETENTION SCHEDULE OF THE CEDING COMPANY

a. LIFE INSURANCE

Maximum Retention per Life under this and all other agreements

Issue Age	Standard – Table D Flat Extra <=$[*]		Over Table F Flat Extra >$[*]
[*]	$	[*]	$	[*]
[*]	$	[*]	$	[*]

The Ceding Company will retain [*]% of each policy up to the above maximum dollar retention limits.

EXHIBIT B BUSINESS COVERED

The business reinsured under this Agreement is defined as follows:

Policies issued on the business identified below may qualify for reinsurance if the issue date for the policy is on or after the Effective Date of this Agreement.

January 1. 2010

Included Plans:

•	Farmers Essential Variable Universal Life

Benefits & Riders:

•	Accelerated Death Benefit Rider

EXHIBIT C BINDING LIMITS

C.1 REINSURER’S SHARE

The Reinsurer’s share is [*]% of the total ceded amount on each policy on a first dollar quota share basis, This amount will not exceed the Reinsurer’s share of the maximum Automatic Binding Limits specified In Exhibit C.2

C.2 AUTOMATIC BINDING LIMITS

a. Life

Issue Age	(Pool) Maximum* Standard –Table D Flat Extra <=$[*]		(Pool) Maximum* Table E – Table F Flat Extra $[*] –$[*]		(Pool) Maximum* Over Table F Flat Extra >=$[*]
[*]	$	[*]	$	[*]	$	[*]
[*]	$	[*]	$	[*]	$	[*]
[*]	$	[*]		[*]		[*]

*	The (pool) maximum Automatic Binding amounts above exclude the Ceding Company’s retention per insured.

b. The maximum automatic binding limit to the Reinsurer is $[*]for the life of any Professional Athlete.

C.3 JUMBO LIMITS

The Ceding Company will not cede any risk Automatically if the total amount In force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

Issue Age	Standard Table D		Tables E – F		Over Table F
[*]	$	[*]	$	[*]	$	[*]
[*]	$	[*]	$	[*]	$	[*]
[*]	$	[*]		[*]		[*]

C.4 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company’s conditional Receipt or Temporary Insurance Agreement.

Maximum Amount
$[*]

C.5 AGE LIMITS

Issue Age	Class
[*]	Premier and Preferred Non-Tobacco
[*]	Standard (Non-Tobacco and Tobacco)

EXHIBIT D REINSURANCE PREMIUMS

D.1 BASE PLAN PARAMETERS

Plans covered under this Agreement will be reinsured on a YRT basis with the Reinsurer participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with the Reinsurer.

Reinsurance premiums will be determined according to the amount reinsured with the Reinsurer per insured life as follows. The life reinsurance premium will be calculated in the case of life risks, by multiplying the appropriate life premium rate per thousand (1,000), from the attached Rate Schedule labelled below, for the age of the insured, at the beginning of the policy year, by the policy Net Amount at Risk reinsured for that policy year, multiplied by the applicable pay percentage as shown below. The same procedure will apply for single premium policies and for paid up policie Reinsurance Premiums will be the annual premium rates as labelled below, multiplied by the following Percentages.

Plans	Rate Schedule	Underwriting Class	Pay Percentage
			Policy Year 1		Policy Years 2+
Variable Universal Life	1	Band 1 Non-Tobacco	[*]	%	[*]	%

	1	Band 1 Tobacco	[*]	%	[*]	%

	1	Band 2 Premier Non-Tobacco	[*]	%	[*]	%

	1	Band 2 Preferred Non-Tobacco	[*]	%	[*]	%

	1	Band 2 Standard Non-Tobacco	[*]	%	[*]	%

	1	Band 2 Tobacco	[*]	%	[*]	%

Band 1 = Face amount up to $[*] (no preferred or premier available)

Band 2 = [*]+

The pay percentages shown above assume premiums cease at attained age 100 with no coverage to extend beyond 100.

D.2 AGE BASIS

Age Last Birthday

D.3 POLICY FEES

The Reinsurer will not participate in any policy fees.

D.4 SUBSTANDARD RATINGS

Premiums will be based on the standard rate increased by an extra [*]% per table of assessed rating. Pay percentages are the same as those for standard life coverage.

D.5 FLAT EXTRAS

The total premium remitted to the Reinsurer will include the flat extra premium. The Reinsurer shall pay an expense allowance as a percentage of the flat extra premium as shown below.

Type Flat Extra Premium	First Year		Renewal
Temporary ([*]Years)	[*]	%	[*]	%
Permanent ([*] Years & Greater)	[*]	%	[*]	%

D.6 RIDERS AND BENEFITS

Accelerated Benefit Rider

There are no additional premiums payable for the Accelerated Benefit Rider (See Exhibit H), No other supplemental benefits are covered under this Agreement.

EXHIBIT D RATE SCHEDULE 1

75-80 MORTALITY: MANULIFE EXTENSION
Male Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
0	1.12	0.70	0.47	0.42	0.37	0.32	0.31	0.28	0.27	0.27	0.28	0.33	0.38	0.46	0.66	0.85	15
1	0.46	0.43	0.38	0.33	0.27	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.66	0.80	1.08	16
2	0.34	0.35	0.31	0.26	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.62	0.80	1.04	1.18	17
3	0.33	0.28	0.25	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.46	0.61	0.74	1.04	1.17	1.27	18
4	0.28	0.24	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.44	0.61	0.74	0.95	1.11	1.26	1.34	19
5	0.23	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.43	0.61	0.74	0.95	1.08	1.17	1.32	1.39	20
6	0.22	0.22	0.21	0.25	0.28	0.33	0.38	0.43	0.58	0.74	0.95	1.08	1.15	1.21	1.36	1.41	21
7	0.19	0.21	0.25	0.28	0.33	0.38	0.43	0.57	0.72	0.91	1.08	1.15	1.20	1.23	1.38	1.41	22
8	0.19	0.21	0.26	0.32	0.37	0.43	0.57	0.72	0.91	1.06	1.15	1.20	1.23	1.28	1.37	1.39	23
9	0.20	0.23	0.30	0.36	0.43	0.57	0.72	0.91	1.06	1.14	1.20	1.23	1.28	1.32	1.34	1.36	24
10	0.21	0.27	0.34	0.42	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.30	1.32	25
11	0.26	0.32	0.40	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.28	1.25	1.27	26
12	0.31	0.40	0.57	0.72	0.90	1.06	1.14	1.19	1.22	1.28	1.32	1.33	1.28	1.23	1.19	1.22	27
13	0.38	0.57	0.72	0.90	1.02	1.12	1.18	1.21	1.22	1.26	1.28	1.28	1.23	1.18	1.15	1.19	28
14	0.55	0.72	0.90	1.02	1.08	1.16	1.20	1.21	1.20	1.22	1.22	1.22	1.17	1.14	1.13	1.16	29
15	0.72	0.90	1.02	1.08	1.13	1.17	1.20	1.19	1.17	1.17	1.16	1.16	1.12	1.11	1.11	1.13	30
16	0.90	1.02	1.08	1.13	1.17	1.17	1.18	1.15	1.13	1.11	1.10	1.09	1.08	1.09	1.09	1.12	31
17	1.02	1.08	1.13	1.17	1.16	1.14	1.14	1.11	1.08	1.05	1.03	1.05	1.04	1.06	1.09	1.12	32
18	1.01	1.06	1.09	1.11	1.10	1.07	1.07	1.04	1.01	0.99	0.99	1.01	1.00	1.04	1.09	1.13	33
19	0.97	1.01	1.02	1.04	1.02	1.00	0.99	0.96	0.95	0.95	0.96	0.97	0.98	1.03	1.09	1.16	34
20	0.91	0.94	0.94	0.95	0.94	0.93	0.91	0.89	0.90	0.91	0.93	0.95	0.98	1.03	1.12	1.20	35
21	0.83	0.85	0.85	0.86	0.86	0.85	0.83	0.86	0.86	0.87	0.91	0.94	0.97	1.05	1.16	1.25	36
22	0.73	0.75	0.75	0.76	0.77	0.77	0.77	0.78	0.81	0.85	0.90	0.94	0.99	1.08	1.20	1.32	37
23	0.73	0.74	0.74	0.75	0.76	0.77	0.77	0.78	0.82	0.87	0.92	0.98	1.04	1.14	1.27	1.41	38
24	0.73	0.73	0.73	0.74	0.76	0.77	0.78	0.80	0.84	0.90	0.96	1.03	1.10	1.22	1.36	1.51	39
25	0.71	0.71	0.72	0.74	0.75	0.77	0.80	0.82	0.87	0.95	1.01	1.09	1.18	1.33	1.47	1.63	40
26	0.70	0.69	0.71	0.73	0.75	0.78	0.82	0.85	0.92	1.00	1.07	1.16	1.29	1.44	1.59	1.79	41
27	0.68	0.68	0.71	0.73	0.76	0.80	0.85	0.90	0.97	1.07	1.15	1.26	1.40	1.58	1.75	1.97	42
28	0.66	0.68	0.72	0.76	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.53	1.74	1.94	2.19	43
29	0.65	0.68	0.75	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.52	1.70	1.94	2.17	2.45	44
30	0.63	0.68	0.78	0.84	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.74	45
31	0.63	0.70	0.82	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.71	3.07	46
32	0.63	0.72	0.87	0.97	1.06	1.15	1.25	1.38	1.51	1.70	1.94	2.17	2.42	2.71	3.03	3.43	47
33	0.63	0.74	0.91	1.03	1.14	1.25	1.36	1.50	1.67	1.87	2.14	2.41	2.69	3.03	3.39	3.82	48
34	0.64	0.76	0.96	1.11	1.24	1.36	1.49	1.66	1.86	2.10	2.37	2.67	3.00	3.38	3.77	4.24	49
35	0.65	0.79	1.03	1.20	1.35	1.49	1.66	1.86	2.10	2.33	2.63	2.96	3.34	3.75	4.19	4.69	50
36	0.67	0.83	1.12	1.31	1.49	1.66	1.86	2.10	2.33	2.63	2.92	3.28	3.70	4.16	4.63	5.18	51
37	0.70	0.88	1.21	1.44	1.66	1.86	2.10	2.33	2.63	2.92	3.23	3.62	4.09	4.59	5.12	5.72	52
38	0.74	0.94	1.29	1.55	1.78	2.01	2.27	2.52	2.84	3.16	3.52	3.96	4.49	5.06	5.64	6.31	53
39	0.78	1.00	1.40	1.68	1.93	2.18	2.45	2.72	3.06	3.41	3.82	4.31	4.92	5.57	6.22	6.94	54
40	0.83	1.09	1.53	1.83	2.11	2.36	2.65	2.93	3.27	3.67	4.12	4.69	5.39	6.13	6.82	7.64	55
41	0.89	1.20	1.68	2.01	2.29	2.56	2.86	3.14	3.49	3.92	4.45	5.09	5.90	6.72	7.50	8.42	56
42	0.97	1.32	1.86	2.21	2.50	2.77	3.06	3.35	3.70	4.18	4.79	5.53	6.44	7.38	8.25	9.28	57
43	1.05	1.46	2.02	2.41	2.74	3.04	3.35	3.66	4.03	4.55	5.21	5.99	6.96	7.97	8.93	10.24	58
44	1.14	1.62	2.20	2.63	2.98	3.32	3.66	3.98	4.39	4.94	5.66	6.50	7.54	8.60	9.67	11.32	59
45	1.23	1.81	2.39	2.85	3.24	3.61	3.98	4.34	4.77	5.35	6.15	7.06	8.16	9.30	10.49	12.53	60
46	1.33	2.00	2.58	3.08	3.51	3.92	4.34	4.73	5.17	5.80	6.68	7.66	8.83	10.06	11.39	13.87	61
47	1.44	2.21	2.77	3.31	3.79	4.26	4.73	5.12	5.61	6.29	7.26	8.32	9.58	10.89	12.36	15.32	62
48	1.55	2.32	2.90	3.48	4.02	4.53	5.06	5.54	6.13	6.89	8.04	9.23	10.57	11.94	13.41	16.89	63
49	1.66	2.42	3.03	3.64	4.24	4.81	5.41	5.99	6.69	7.55	8.91	10.56	11.67	13.06	14.53	18.61	64
50	1.77	2.51	3.15	3.80	4.46	5.09	5.78	6.48	7.31	8.30	9.90	11.41	12.85	14.25	15.72	20.49	65
51	1.88	2.59	3.26	3.94	4.69	5.39	6.18	7.02	8.01	9.13	10.99	12.65	14.12	15.54	16.98	22.56	66
52	1.99	2.66	3.35	4.08	4.92	5.70	6.60	7.61	8.78	10.04	12.18	14.00	15.51	16.94	18.35	24.85	67
53	2.15	2.89	3.66	4.47	5.38	6.22	7.22	8.32	9.57	10.98	13.29	15.31	16.94	18.35	20.53	27.37	68
54	2.31	3.13	4.00	4.90	5.89	6.81	7.90	9.09	10.42	11.98	14.48	16.73	18.35	20.53	22.96	30.13	69
55	2.49	3.40	4.37	5.37	6.47	7.46	8.65	9.91	11.31	13.06	15.77	18.59	20.53	22.85	25.67	33.13	70
56	2.68	3.70	4.78	5.91	7.10	8.16	9.44	10.78	12.26	14.23	17.18	19.99	22.70	25.23	28.65	36.34	71
57	2.89	4.02	5.24	6.50	7.80	8.92	10.29	11.72	13.29	15.50	18.71	21.85	24.96	27.83	31.89	39.80	72

75-80 MORTALITY: MANULIFE EXTENSION
Male Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
58	3.05	4.30	5.78	7.12	8.58	9.62	11.05	12.58	14.24	16.56	19.88	23.10	26.39	29.47	33.93	43.57	73
59	3.22	4.60	6.37	7.78	9.42	10.36	11.84	13.48	15.26	17.68	21.09	24.35	27.80	31.11	36.05	47.72	74
60	3.40	4.91	7.01	8.49	10.34	11.15	12.69	14.45	16.34	18.85	22.31	25.55	29.18	32.79	38.29	52.31	75
61	3.57	5.22	7.69	9.25	11.15	12.44	13.59	15.48	17.47	20.04	23.51	26.72	30.56	34.52	40.66	57.37	76
62	3.74	5.54	8.44	10.07	12.44	12.89	14.54	16.56	18.64	21.24	24.70	27.87	31.96	36.31	43.15	62.94	77
63	4.15	6.18	9.21	11.19	12.89	14.50	16.42	18.63	21.03	23.56	27.15	30.60	35.16	40.29	47.22	69.02	78
64	4.59	6.88	10.04	12.43	14.50	16.29	18.52	20.91	23.56	26.17	29.85	33.67	38.70	44.72	51.64	75.60	79
65	5.08	7.66	10.96	13.82	16.29	18.27	20.82	23.41	26.17	29.29	33.67	36.95	42.60	49.60	56.42	82.69	80
66	5.63	8.53	11.96	15.34	18.27	20.62	23.35	26.17	29.29	33.67	36.18	40.63	46.88	54.95	61.55	90.24	81
67	6.23	9.50	13.04	17.02	20.62	22.82	26.17	29.29	33.67	35.69	39.85	44.66	51.53	60.78	66.99	98.24	82
68	6.86	10.46	14.34	18.67	22.58	24.98	28.66	32.11	35.69	39.16	43.70	48.92	56.36	66.33	72.93	106.88	83
69	7.55	11.50	15.73	20.45	24.72	27.36	31.42	35.21	39.16	42.94	47.87	53.51	61.51	72.21	79.34	116.36	84
70	8.31	12.61	17.23	22.38	27.08	29.99	34.46	38.63	42.94	47.03	52.35	58.39	66.96	78.56	86.38	126.68	85
71	10.47	15.62	21.23	26.87	31.79	37.10	45.06	52.48	61.52	70.10	79.56	89.95	101.57	114.58	126.68	137.84	86
72	12.46	17.88	24.74	30.99	36.83	43.05	52.03	60.28	70.10	79.56	89.95	101.50	114.49	126.68	137.84	149.84	87
73	14.73	20.79	28.66	35.72	42.56	49.78	59.87	68.99	79.56	89.95	101.50	114.47	126.68	137.84	149.84	162.59	88
74	17.32	24.36	33.02	41.10	49.03	57.35	68.62	78.63	89.95	101.50	114.47	126.68	137.84	149.84	162.59	175.87	89
75	20.30	28.44	37.98	47.15	56.29	65.81	78.31	89.23	101.50	114.47	126.68	137.84	149.84	162.59	175.87	189.57	90
76	23.70	32.76	43.56	53.93	64.39	75.18	88.98	101.03	114.47	126.68	137.84	149.84	162.59	175.87	189.57	203.69	91
77	27.57	37.66	49.82	61.49	73.35	85.50	100.87	114.30	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	92
78	32.14	43.52	56.79	69.83	83.20	97.00	114.24	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	93
79	37.47	50.08	64.48	78.99	94.18	109.95	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	94
80	43.47	57.36	72.91	89.17	106.51	124.42	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	95
81	50.14	65.39	82.30	100.60	120.28	137.84	149.84	162.59	175.87	18957	203.69	218.53	233.19	248.57	264.37	28059	96
82	57.53	74.35	92.83	113.35	135.58	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	97
83	66.91	84.44	104.59	127.51	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	98
84	78.67	97.04	117.63	143.14	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	99
85	91.98	111.05	132.03	160.23	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77
86	106.97	125.99	147.77	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67
87	123.77	143.21	164.72	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99
88	138.20	158.28	180.09	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73
89	149.49	170.61	193.50	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73	405.89
90	161.41	183.60	207.61	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73	405.89	425.47

75-80 MORTALITY: MANULIFE EXTENSION
Female Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
0	0.84	0.33	0.30	0.27	0.24	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	15
1	0.32	0.29	0.26	0.23	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.42	16
2	0.27	0.26	0.23	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.42	0.46	17
3	0.23	0.23	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	18
4	0.21	0.21	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.50	19
5	0.20	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.52	20
6	0.18	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.51	0.53	21
7	0.17	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.51	0.52	0.53	22
8	0.17	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	23
9	0.17	0.21	0.23	0.25	0.28	0.33	0.38	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	24
10	0.18	0.23	0.25	0.28	0.33	0.37	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	25
11	0.18	0.25	0.28	0.33	0.37	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53	26
12	0.20	0.28	0.33	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.54	0.53	27
13	0.22	0.32	0.35	0.38	0.42	0.44	0.47	0.49	0.52	0.52	0.53	0.53	0.53	0.53	0.54	0.54	28
14	0.26	0.34	0.38	0.40	0.42	0.45	0.47	0.49	0.52	0.52	0.53	0.53	0.53	0.54	0.54	0.55	29
15	0.30	0.36	0.39	0.40	0.42	0.45	0.47	0.47	0.52	0.53	0.53	0.53	0.54	0.54	0.56	0.57	30
16	0.33	0.37	0.39	0.40	0.42	0.44	0.45	0.46	0.52	0.53	0.53	0.54	0.54	0.56	0.57	0.60	31
17	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.52	0.53	0.54	0.54	0.56	0.57	0.61	0.63	32
18	0.36	0.37	0.40	0.40	0.41	0.42	0.43	0.44	0.51	0.52	0.54	0.55	0.57	0.60	0.64	0.68	33
19	0.36	0.37	0.40	0.40	0.41	0.42	0.43	0.45	0.49	0.51	0.55	0.57	0.60	0.64	0.69	0.74	34
20	0.35	0.37	0.39	0.40	0.41	0.42	0.44	0.45	0.48	0.51	0.57	0.60	0.64	0.69	0.75	0.81	35
21	0.34	0.35	0.38	0.39	0.41	0.42	0.44	0.46	0.48	0.52	0.60	0.64	0.69	0.75	0.82	0.89	36
22	0.32	0.34	0.37	0.39	0.41	0.42	0.45	0.47	0.48	0.53	0.64	0.69	0.75	0.82	0.90	0.98	37
23	0.32	0.34	0.38	0.40	0.42	0.44	0.47	0.48	0.53	0.58	0.69	0.75	0.82	0.90	1.00	1.09	38
24	0.32	0.35	0.38	0.41	0.44	0.46	0.48	0.53	0.58	0.63	0.75	0.82	0.90	1.00	1.11	1.22	39
25	0.31	0.35	0.39	0.43	0.46	0.48	0.53	0.58	0.63	0.68	0.82	0.90	1.00	1.11	1.23	1.37	40
26	0.31	0.35	0.41	0.44	0.48	0.53	0.58	0.63	0.68	0.74	0.90	1.00	1.11	1.23	1.38	1.54	41
27	0.31	0.36	0.42	0.47	0.53	0.58	0.63	0.68	0.71	0.82	1.00	1.11	1.23	1.38	1.54	1.71	42
28	0.32	0.37	0.43	0.50	0.56	0.63	0.68	0.71	0.80	0.91	1.11	1.23	1.38	1.54	1.71	1.88	43
29	0.33	0.38	0.46	0.52	0.60	0.68	0.71	0.80	0.91	1.03	1.23	1.38	1.54	1.71	1.88	2.05	44
30	0.35	0.40	0.48	0.57	0.66	0.71	0.80	0.91	1.03	1.15	1.38	1.54	1.71	1.88	2.05	2.24	45
31	0.37	0.42	0.52	0.62	0.71	0.80	0.91	1.03	1.15	1.27	1.54	1.71	1.88	2.05	2.24	2.43	46
32	0.39	0.45	0.56	0.68	0.80	0.91	1.03	1.15	1.27	1.40	1.70	1.87	2.05	2.24	2.44	2.62	47
33	0.41	0.48	0.59	0.73	0.86	0.99	1.14	1.27	1.40	1.56	1.85	2.02	2.22	2.43	2.62	2.83	48
34	0.43	0.51	0.63	0.77	0.93	1.09	1.25	1.40	1.56	1.73	2.00	2.19	2.39	2.62	2.83	3.05	49
35	0.45	0.54	0.66	0.83	1.01	1.20	1.39	1.56	1.73	1.90	2.17	2.36	2.56	2.82	3.05	3.30	50
36	0.47	0.58	0.71	0.90	1.10	1.32	1.52	1.71	1.90	2.09	2.33	2.53	2.75	3.04	3.30	3.57	51
37	0.50	0.62	0.76	0.98	1.20	1.43	1.64	1.85	2.07	2.28	2.49	2.71	2.94	3.29	3.57	3.88	52
38	0.54	0.69	0.85	1.10	1.33	1.57	1.78	2.01	2.23	2.44	2.67	2.89	3.15	3.53	3.84	4.22	53
39	0.58	0.76	0.95	1.22	1.45	1.70	1.93	2.17	2.39	2.62	2.85	3.10	3.37	3.80	4.13	4.60	54
40	0.63	0.85	1.05	1.33	1.58	1.86	2.08	2.32	2.56	2.80	3.06	3.33	3.62	4.10	4.46	5.02	55
41	0.68	0.94	1.15	1.45	1.71	2.01	2.23	2.49	2.74	3.01	3.28	3.58	3.90	4.44	4.81	5.47	56
42	0.73	1.02	1.25	1.58	1.85	2.16	2.40	2.67	2.94	3.23	3.53	3.86	4.20	4.80	5.19	5.96	57
43	0.78	1.09	1.35	1.67	1.95	2.27	2.53	2.83	3.13	3.46	3.79	4.16	4.54	5.19	5.62	6.50	58
44	0.83	1.16	1.44	1.74	2.06	2.37	2.67	3.01	3.34	3.70	4.08	4.49	4.89	5.61	6.09	7.08	59
45	0.89	1.23	1.53	1.83	2.16	2.49	2.83	3.20	3.57	3.97	4.39	4.83	5.28	6.07	6.60	7.69	60
46	0.93	1.30	1.62	1.91	2.28	2.61	3.00	3.41	3.82	4.26	4.72	5.20	5.70	6.55	7.12	8.34	61
47	0.98	1.37	1.72	2.00	2.41	2.75	3.18	3.64	4.09	4.57	5.07	5.60	6.14	7.06	7.68	9.03	62
48	1.03	1.43	1.80	2.10	2.54	2.92	3.40	3.91	4.36	4.87	5.41	5.97	6.53	7.50	8.14	9.77	63
49	1.07	1.50	1.88	2.21	2.68	3.11	3.64	4.20	4.65	5.20	5.77	6.35	6.94	7.94	8.61	10.57	64
50	1.12	1.56	1.97	2.32	2.82	3.32	3.89	4.51	4.96	5.54	6.13	6.74	7.36	8.41	9.10	11.45	65
51	1.17	1.64	2.07	2.44	2.98	3.53	4.15	4.84	5.28	5.88	6.50	7.14	7.79	8.89	9.63	12.42	66
52	1.23	1.72	2.17	2.57	3.13	3.75	4.43	5.19	5.60	6.23	6.88	7.55	8.24	9.41	10.20	13.48	67
53	1.29	1.81	2.30	2.76	3.36	4.02	4.73	5.51	5.98	6.63	7.33	8.06	8.84	10.14	11.03	14.64	68
54	1.36	1.91	2.44	2.96	3.61	4.31	5.04	5.83	6.37	7.06	7.81	8.62	9.49	10.93	11.94	15.94	69
55	1.43	2.01	2.58	3.18	3.87	4.60	5.36	6.16	6.78	7.50	8.33	9.23	10.20	11.80	12.96	17.42	70
56	1.50	2.11	2.74	3.41	4.13	4.90	5.69	6.51	7.22	7.99	8.89	9.88	10.96	12.76	14.12	19.13	71
57	1.57	2.21	2.89	3.64	4.41	5.21	6.03	6.86	7.69	8.51	9.49	10.59	11.81	13.85	15.45	21.11	72

75-80 MORTALITY: MANULIFE EXTENSION
Female Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
58	1.69	2.39	3.12	3.91	4.71	5.54	6.40	7.28	8.17	9.05	10.28	11.45	12.76	14.97	16.71	23.41	73
59	1.82	2.58	3.36	4.19	5.02	5.88	6.79	7.74	8.69	9.63	11.16	12.42	13.85	16.25	18.16	26.09	74
60	1.94	2.77	3.61	4.48	5.35	6.25	7.21	8.22	9.24	10.27	12.16	13.55	15.11	17.72	19.83	29.20	75
61	2.08	2.98	3.88	4.80	5.70	6.65	7.67	8.74	9.84	10.99	13.31	14.84	16.55	19.42	21.73	32.78	76
62	2.22	3.20	4.17	5.14	6.09	7.08	8.15	9.31	10.52	11.81	14.65	16.34	18.23	21.37	23.87	36.88	77
63	2.36	3.38	4.40	5.42	6.42	7.47	8.61	9.88	11.24	12.74	15.86	17.73	19.83	23.30	26.11	41.54	78
64	2.51	3.58	4.65	5.72	6.77	7.89	9.12	10.52	12.06	13.80	17.25	19.31	21.63	25.45	28.57	46.74	79
65	2.67	3.79	4.91	6.03	7.15	8.35	9.70	11.24	13.00	15.01	18.83	21.08	23.62	27.79	31.21	52.50	80
66	2.84	4.01	5.19	6.37	7.57	8.88	10.36	12.07	14.06	16.40	20.61	23.04	25.79	30.30	34.00	58.80	81
67	3.03	4.24	5.49	6.75	8.04	9.48	11.10	13.00	15.26	17.95	22.58	25.19	28.11	32.93	36.89	65.66	82
68	3.29	4.62	6.00	7.41	8.87	10.51	12.37	14.55	17.13	20.20	25.19	28.11	31.57	36.88	41.19	73.06	83
69	3.58	5.05	6.59	8.18	9.84	11.72	13.85	16.33	19.27	22.75	28.11	31.57	35.36	41.18	45.84	81.02	84
70	3.92	5.54	7.27	9.07	10.97	13.11	15.54	18.38	21.71	25.59	31.57	35.36	39.49	45.83	50.83	89.52	85
71	5.51	8.28	11.41	14.70	17.75	21.20	26.41	31.59	38.04	44.51	51.86	60.13	69.44	79.78	89.52	98.58	86
72	6.61	9.61	13.53	17.30	21.05	25.24	31.32	37.28	44.51	51.86	60.13	69.40	79.72	89.52	98.58	108.18	87
73	7.92	11.37	16.00	20.42	24.95	29.97	37.02	43.81	51.86	60.13	69.40	79.71	89.52	98.58	108.18	118.34	88
74	9.47	13.60	18.87	24.09	29.51	35.47	43.58	51.25	60.13	69.40	79.71	89.52	98.58	108.18	118.34	129.04	89
75	11.33	16.25	22.26	28.38	34.81	41.79	51.04	59.65	69.40	79.71	89.52	98.58	108.18	118.34	129.04	140.30	90
76	13.54	19.20	26.22	33.35	40.89	49.00	59.49	69.08	79.71	89.52	98.58	108.18	118.34	129.04	140.30	152.10	91
77	16.16	22.67	30.81	39.05	47.81	57.16	68.97	79.59	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	92
78	19.35	26.92	36.06	45.51	55.62	66.32	79.55	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	93
79	23.18	31.80	42.02	52.80	64.39	76.56	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	94
80	27.61	37.39	48.74	60.97	74.17	87.93	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	95
81	32.68	43.71	56.27	70.05	85.01	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	96
82	38.46	50.83	64.64	80.11	96.97	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	97
83	45.76	58.80	73.91	91.19	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	98
84	54.79	68.59	84.13	103.35	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	99
85	65.01	79.42	95.33	116.62	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34
86	76.51	90.97	107.56	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10
87	89.37	104.24	120.87	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40
88	100.58	116.14	133.28	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26
89	109.68	126.27	144.50	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26	336.66
90	119.43	137.09	156.45	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26	336.66	355.62

EXHIBIT E SELF-ADMINISTERED REPORTING

The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below monthly.

The Ceding Company will send Standard TAI reports.

E.1 REPORTING REQUIREMENTS

a.	New Business - This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

b.	First Year, Other than New Business - This report will include policies previously reported on the New Business detail and still in their first duration, or policies Involved in first year premium adjustments.

c.	Renewal Year - This report will include all policies with renewal dates within the accounting period.

d.	Changes and Terminations - This report will Include all policies affected by a change during the current reporting period. Type of change or termination activity must be clearly identified for each policy. The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding company will report the original Policy date, as well as the current policy date.

e.	In force A detailed report listing the data shown in section F.3 (b) of this Exhibit for each policy in force.

f.	Policy Exhibit - Transactions will be summarized for activity during the current period and on a year-to-date basis, reporting the number of policies and Reinsured Net Amount at Risk. An example is shown in section F.4 of this Exhibit.

g.	Accounting Information - Premiums and allowances will be summarized for Life coverage, Benefits and Riders by the following categories: Automatic and Facultative, First Year and Renewals, An example is shown in section F.5 of this Exhibit.

E.2 BUSINESS REPORTED ELECTRONICALLY

If reporting will be done electronically, the Ceding Company will send the Reinsurer a copy of their current file layout(s) that specifies the columns in the order they appear in the file along with the data type (alpha, numeric) and the exact length of each field. Also a data dictionary will be provided that states a brief definition of each field contained in the file(s), as well as a listing of valid values for fields where applicable and an explanatory key to interpret plan codes, treaty pointers, underwriting and smoking class codes. Future changes will be promptly communicated to the Reinsurer in writing.

E.3 STATEMENT SPECIFICATIONS

a.	The following information should appear on the transaction statements for each benefit to be reinsured and for each insured, including all insureds on a Joint Policy:

Ceding Company identifier

Policy number

Policy issue date

Reinsurance effective date

Policy application date, if used to determine treaty eligibility

Transaction type code (New Business, Renewal, conversion, Termination/ etc.)

Business Source/Issue type code (New Business, Continuation, Re-entry, etc.)

Effective date of any policy change, reissue or termination

Name of each insured

Date of birth of each insured

Issue age of each insured

Gender of each insured

Mortality rating of each Insured

Underwriting classification of each insured

Smoking class of each insured

Automatic or Facultative indicator

YRT indicator

Plan code

Treaty pointer

Original face amount of the policy

Amount ceded to the Reinsurer

Amount of premium being paid, separated for supplementary benefits

Amount of reinsurance premium allowances, lf any

Policy fee, if any

Flat extra premium and number of years payable

Joint policy indicator

b.	The Ceding Company will send the Reinsurer an in force report. The following information should appear on the In force file for each benefit to be reinsured and for each Insured, including all insureds on a joint policy:

Ceding Company identifier

Policy number

Policy issue date

Reinsurance effective date

Policy application date, if used to determine treaty eligibility

Business Source/lssue type code (New Business, Continuation, Re-entry, etc.)

Name of each insured

Date of birth of each insured

lssue age. of each insured

Gender of each insured

Underwriting classification of each insured

Smoking class of each insured

Mortality rating of each insured

Automatic or Facultative indicator

YRT indicator

Original face amount of the Policy

Amount ceded to the Reinsurer

Joint policy indicator

E.4 POLICY EXHIBIT

The Ceding Company will send the Reinsurer summary policy exhibit information similar to the following example:

Policy Summary Classification	Number of Policies	Reinsurance Amount
In force as of last report	1,000	$800,000,000

New Issues	10	1,000,000
Reinstatements	1	100,000
Increases	3	500,000

Deduct by:
Death	1	300,000
Lapse	5	500,000
Decreases	2	100,000

In force as of current report	1,005	800,700,000

E.5 ACCOUNTING SUMMARY

The Reinsurer requires the Ceding Company to send summary accounting information similar to the following example with each statement:

		Premiums	Allowance	Net Premium		Totals	Total Due
First Year Total	Base	$2,300.00	0.00	$2,300.00	Cash Value	0.00
	ADB	100.00	0.00	100.00	Benefits/Claims	0.00
	waiver	100.00	0.00	100.00	Policy Fee	0.00
	other	100.00	0.00	100.00	Dividend	0.00
					Prem Tax	0.00
	Total	$2,500 00	0.00	$2,500 00	Net Premium	$2,500 00	$2,500 00
Renewal	Base	$25,000 00	0.00	$25,000 00	Cash Value	0.00
	ADB	1,000.00	0.00	1,000.00	Benefits/Clalms	0.00
	Waiver	1,500.00	0.00	1,500.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$27,500.00	0.00	$27,500.00	Net Premium	$27,500.00	$27,500.00
First Year & Renewal	Base	$27,300.00	0.00	$27,300.00	Cash Value	0.00
	ADB	1,100.00	0.00	1,100.00	Benefits/Clalms	0.00
	Waiver	1,600.00	0.00	1,600.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$30,000.00	0.00	$30,000.00	Net Premium	$30,000.00	$30,000.00

EXHIBIT F – ACCELERATED BENEFIT RIDER

FARMERS NEW WORLD LIFE INSURANCE COMPANY

ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS

NOTICE: If you receive payment of accelerated benefits under this rider, you may lose your right to receive certain public funds, such as Medicare, Social Security, Supplemental Security, Supplemental Security Income (SSI) and possibly others. Also, receiving accelerated benefits under this rider may have tax consequences for you. We cannot give you advice about this. You may wish to obtain advice from a qualified tax advisor, accountant, or attorney before adding this benefit and before receiving accelerated benefits under this rider. Benefits paid under this rider will reduce benefits payable under the Policy.

DEFINITIONS

Benefit Amount	The Accelerated Benefits for Terminal Illness amount payable under this rider, as specified in the Benefits sections of this rider.

Accelerated Benefit for Terminal Illness Insured	The Primary Proposed Insured named on the application for life insurance under the policy. No other
Insured covered under the Policy or its riders is included as an Accelerated Benefit for Terminal Illness
Insured. Subject to this definition, the Accelerated Benefit for Terminal Illness Insured is sometimes referred to as the “Insured” in this rider.

Benefit Percentage	The Benefit Percentage is;

	1.	The Benefit Amount before any adjustments and deductions, divided by

	2.	The current death benefit provided by the Policy excluding any attached riders.

Diagnosis	The definitive establishment, acceptable to us, of a Terminal Illness through the use of clinical and/or laboratory findings and subject to the terms and conditions of this rider. The Diagnosis must be made by a
Physicians as defined in this rider.

Major Organs	Human bone marrow or an entire human heart, kidney, lung, pancreas or liver.

Physician	A licensed Doctor of Medicine (M.D.) or Doctor of Osteopathy (D.O.), practicing within the scope of his or her license issued by the jurisdiction in which such person’s services are rendered. Such jurisdiction must be within the United States of America or its territories.

The Physician may not be:

	1.	The Insured;

	2.	The Policy Owner;

	3.	A Family Member;

	4.	A person who practices in the same medical group as the insured, Policy Owner, or a Family Member;

	5.	A business partner of the Insured, Policy Owner , or a Family Member;

	6.	A person living at the same address as the Insured, Policy Owner, or a Family Member.

“Family Member” is defined as the Insured’s or Policy Owner’s spouse and anyone who is related to the insured, Policy Owner, Insured’s spouse or Policy Owner’s spouse by the following degree of blood, marriage, adoption, or operations of law; parents, grandparents, brothers, sisters, children, grandchildren, aunts, uncles, nephews and nieces.

Physician’s Statements	A clear written statement, signed by a Physician, that gives the Diagnosis of the Insured’s Terminal Illness as defined in the rider, together with complete information that clearly supports that Diagnosis.

Policy	The Policy contract to which this rider is attached.

Policy Owner	The person who owns the Policy and the rider. In this rider, the Policy Owner is sometimes referred to as “you” or “your”.

Terminal Illness

A medical condition that with reasonable medical certainty will result in the Insured’s death within 12 months from the date of the Physician’s Statement, regardless of any medical treatment the Insured receives, or a condition that requires a Major Organ transplant to prevent the Insured’s death within the next 12 months.

BENEFIT

Benefit Amount	We will pay the Policy Owner the Benefit Amount, subject to the terms and conditions of this rider, if the Insured is diagnosed by a Physician as having a Terminal Illness. The Benefit Amount is a part of the Policy’s death benefit paid while the Insured is living. If the Insured dies before payment is made then no Benefit Amount is payable.

The maximum portion of the death benefit available for acceleration is the lesser of:

	(1)	$150,000; or

	(2)	50 percent of the death benefit available on the policy to which this rider is attached on the date the request for the Benefit Amount is received in our home office. If, however, at the time of request for the Benefit Amounts, the death benefit equals the surrender value, and the Insured’s death is anticipated within 24 months, any amount up to 100 percent of the death benefit is available for acceleration.

Non-accelerated benefits provided by riders attached to the policy are not included in the determination of the Benefit Amount.

Adjustments and Deductions	The Benefit Amount is subject to the following adjustments and deductions:

	1.	We will pay the present value of the amount available for acceleration under the Benefit Amount. This calculation will be based on the applicable actuarial discount appropriate to the Policy. The minimum Interest rate used for the discount is the greater of:

		a)	the current yield on 90 day US Treasury Bills; or

		b)	the current maximum statutory adjustable policy loan interest rate.

	2.	If, on the date we approve the request, there is an outstanding policy loan, the Benefit Amount will be reduced by the Benefit Percentage multiplied by the outstanding loan balance. This reduction repays a portion of the policy loan.

	3.	If this rider is attached to a Universal Life Policy, we will reduce the Benefit Amount by any monthly deductions that are due and unpaid at the time we approved the request for payment of the Benefit Amount. Otherwise, we will reduce the Benefit Amount by any premiums which are due and unpaid at the time we approve the request.

	4.	We may reduce the Benefit Amount by an administrative charge not to exceed $250.

Conditions for Payment	Payment of the Benefit Amount is subject to the following conditions:

	1.	The expiration or maturity date of the Policy must be more than 2 years from the date the Benefit Amount is requested. The Policy must not be in force as extended term or reduced paid-up insurance.

	2.	The sum of Benefit Amounts on this and any other policies issued by us on the life of the Insured may not exceed $150,000. Only one Benefit Amount is allowed per Policy. These limitations will not apply to this Policy if the benefit is requested at a time when the death benefit proceeds that would be payable under the Policy in the event of the Insured’s death are the same as the proceeds that would be payable if the Policy was surrendered.

	3.	We must receive proof of eligibility that is acceptable to us and will only pay the Benefit Amount during the Insured’s Lifetime.

	4.	We must receive a consent form from all irrevocable beneficiaries and permitted assignees, if any. We also reserve the right to require a consent form from the insured and the Policy Owner of this policy, their spouses, other beneficiaries, and any other person if, in our sole discretion, such person’s consent is necessary to protect our interests.

	5.	This benefit is not meant to cause involuntary access to proceeds. Therefore, this benefit is not available if the Policy Owner is:

		a)	required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise, or

		b)	required by a government entity to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement, or for any other reason.

Limitations	In addition to any other conditions, exclusions or limitations set forth in this rider, no benefit will be provided by this rider if the Terminal Illness results from actions of the Insured that are intended or would be expected to result in injury.

CLAIM PROVISIONS

Proof of Eligibility	Written proof of the Insured’s Terminal Illness, in form and content acceptable to us, must be received by us at our home office before we will pay the Benefit Amount. This proof will include properly completed claim forms, a Physician’s Statement, and medical information acceptable to us supporting the Diagnosis including documentation supported by clinical, radiological, histological and laboratory evidence. We may require additional medical information from the Physician submitting the statement and from other Physicians, specialists, or institutions having knowledge of the Insured’s Terminal Illness.

Physical Examination	At our expense, we reserve the right to have a Physician of our choosing examine the Insured prior to paying the Benefit Amount, and as often as we deem reasonably necessary to determine the validity of your claim. We reserve the right to rely on the Physician we choose for claim purposes.

Payment of Claims	The Benefit Amount will be paid to the Policy Owner. We may place benefits in an interest bearing account to which the Policy Owner will have full access, unless the Policy Owner directs otherwise.

Effect on the Policy	After the Benefit Amount is paid, the policy will remain in force subject to the following adjustments:

	1.	This rider will terminate.

2.	The death benefit or principal sum, contract value or cash value, accumulation account, excluding any riders other than the Critical Illness Accelerated Benefit Rider, if any, and any outstanding loans, as applicable, will be reduced by the Benefit Percentage.

For Variable Policies, amounts in any subaccounts and the fixed account will be reduced by the same percentage.

	3.	Cost of insurance charges and other monthly charges, if any, and any required premiums will be adjusted appropriately to reflect the current coverage.

	4.	Any outstanding loan will be reduced by the amount of loan repayment as described in item 2 of the Adjustments and Deductions section of this rider.

	5.	The benefits for any Accidental Death Benefit Rider and/or Children’s Term Insurance Rider will not be affected, provided these riders remain in effect according to the terms and conditions of any such riders.

We will send the Policy Owner, any irrevocable beneficiary and any permitted assignee, a statement showing the effect of the payment of the Benefit Amount on the Policy.

GENERAL PROVISIONS

Premium	There is no additional premium for this rider.

Termination of Rider	This rider ends on the earlier of the following:

	1.	When we receive the Policy Owner’s written request to cancel this rider;

	2.	When the policy to which this rider is attached ends for any reason;

	3.	When the policy is in force as reduced paid-up or extended term insurance;

	4.	When we pay the Benefit Amount provided by this rider; or

	5.	When the Insured dies.

Contract	This rider is subject to all terms of the Policy except as modified in this rider. If inconsistencies occur between the Policy and this rider, the provisions of this rider control and apply.

Guaranteed Values	This rider does not increase or decrease any Guaranteed Values of the Policy.

    Attached to and made a part of this Policy effective as of the issue date of this rider.

    FARMERS NEW WORLD LIFE INSURANCE COMPANY

C. Paul Paisis	John R. Patton
President	Secretary